UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

DATA DOMAIN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2008

To our stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Data Domain, Inc. to be held at our corporate headquarters located at 2421 Mission College Blvd., Santa Clara, CA 95054, on Wednesday, June 4, 2008, at 12:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Frank Slootman

President and Chief Executive Officer

DATA DOMAIN, INC.

2421 Mission College Blvd.

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Data Domain, Inc. will be held at our headquarters located at 2421 Mission College Blvd., Santa Clara, CA 95054, on Wednesday, June 4, 2008, at 12:00 p.m., Pacific Time, for the following purposes:

1. To elect two Class I directors, each to serve until the 2011 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Our Board of Directors intends to present the following nominees for election as Class I directors:

Kai Li, Ph.D.	Scott D. Sandell

2. Reapproval of the Internal Revenue Code Section 162(m) limits of our 2007 Equity Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m).

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 15, 2008 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Frank Slootman

President and Chief Executive Officer

Santa Clara, California

April 29, 2008

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

DATA DOMAIN, INC.

2421 Mission College Blvd.

Santa Clara, California 95054

PROXY STATEMENT

April 29, 2008

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Data Domain, Inc., a Delaware corporation (“Data Domain”), for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 2421 Mission College Blvd., Santa Clara, CA 95054, on Wednesday, June 4, 2008, at 12:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about May 1, 2008. An annual report for the fiscal year ended December 31, 2007 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 15, 2008, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 15, 2008, we had 57,989,860 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. To be approved, Proposals No. 2 and No. 3 each requires the affirmative vote of the majority of shares of common stock entitled to vote and present in person or represented by proxy at the Annual Meeting and who vote for or against the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, and will have no effect with regard to either of Proposals No. 2 or No. 3, as abstentions are not counted as a vote for or against.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the election of our Class I directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. If a broker votes shares that are not voted by its clients for or against a “routine” proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. However, where a proposal is not “routine,” such as the reapproval of the Section 162(m) limits of our 2007 Equity Incentive Plan, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Because brokers cannot vote “unvoted” shares on behalf of their customers for “non-routine” matters, such as the reapproval of the Section 162(m) limits of our 2007 Equity Incentive Plan, it is more important than ever that stockholders vote their shares. If you do not vote your shares, you will not have a say in this important issue to be presented at the Annual Meeting.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of our Board of Directors for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

We will pay the expenses of soliciting proxies to be voted at the Annual Meeting. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Wells Fargo Shareowner Services, our transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Wells Fargo Shareowner Services, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors is presently comprised of eight members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Kai Li, Ph.D. and Scott D. Sandell have been designated as Class I directors, Ronald D. Bernal, Aneel Bhusri and Jeffrey A. Miller have been designated as Class II directors, and Ronald E.F. Codd, Reed E. Hundt and Frank Slootman have been designated as Class III directors. Mr. Bhusri serves as Chairman of the Board.

The Class II directors will stand for reelection or election at the 2009 Annual Meeting, the Class III directors will stand for reelection or election at the 2010 annual meeting of stockholders and the Class I directors will stand for reelection or election at the 2011 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class I is currently one of our directors. If elected at the Annual Meeting, each of the nominees would serve until the 2011 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of April 15, 2008, are included below.

Name	Age	Principal Occupation	Director Since
Nominee for election as Class I director with term expiring in 2011:
Kai Li, Ph.D.	53	Professor at Princeton University, and Chief Scientist and Director of Data Domain	2001
Scott D. Sandell(3)	43	General Partner of New Enterprise Associates	2002
Incumbent Class II director with term expiring in 2009:
Ronald D. Bernal(1)(3)	52	Partner at Sequel Venture Partners	2003
Aneel Bhusri(2)	42	Partner at Greylock Partners	2002
Jeffrey A. Miller(1)(2)	57	President and Chief Executive Officer of JAMM Ventures	2006
Incumbent Class III director with term expiring in 2010:
Ronald E.F. Codd(1)	52	Independent business consultant	2006
Reed E. Hundt(2)(3)	60	A principal of Charles Ross Partners, LLC	2007
Frank Slootman	49	President and Chief Executive Officer of Data Domain	2003

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating and Corporate Governance Committee.

Frank Slootman has served as a member of our Board of Directors and as our President and Chief Executive Officer since July 2003. Prior to joining us, Mr. Slootman served as an executive at Borland Software Corporation from June 2000 to June 2003, most recently as Senior Vice President of Products. From March 1993 to June 2000, Mr. Slootman held management positions for two enterprise software divisions of Compuware Corporation. Mr. Slootman earned his undergraduate and graduate degrees in Economics from Erasmus University Rotterdam in the Netherlands.

Kai Li, Ph.D. co-founded our company in October 2001. Dr. Li has been consulting as Chief Scientist for us since September 2002. In addition, Dr. Li served as our Chief Technology Officer from October 2001 to August 2002 and as President and Chief Executive Officer from November 2001 to February 2002. Dr. Li has also served as a member of our Board of Directors since our inception. Since September 1986, Dr. Li has also been a professor of Computer Science at Princeton University. Dr. Li holds a B.S. in Computer Science from Jilin University, an M.S. in Computer Science from the University of Science and Technology of China, Chinese Academy of Sciences and a Ph.D. in Computer Science from Yale University.

Ronald D. Bernal has been a member of our Board of Directors since December 2003. Mr. Bernal has been a partner at Sequel Venture Partners since May 2006. From May 2002 to May 2006, Mr. Bernal served as a Venture Partner at Sutter Hill Ventures. From March 2000 to April 2002, Mr. Bernal served as Vice President of Operations for the Product Technology Groups and the Service Provider Line of Business for Cisco Systems, Inc. Mr. Bernal holds a B.S.E.E. degree from DeVry Institute of Technology.

Aneel Bhusri has been a member of our Board of Directors since February 2002 and was elected as chairman of our Board of Directors in March 2007. Mr. Bhusri has been a partner at Greylock Partners since April 1999. Mr. Bhusri also serves as President of Workday, Inc., an enterprise business services company, which he co-founded in March 2005. From February 2002 to June 2003, Mr. Bhusri served as our President and Chief Executive Officer. From March 1999 to September 2001 and September 2004 to December 2004, Mr. Bhusri served as vice chairman of PeopleSoft, Inc. Mr. Bhusri holds a B.S. in Electrical Engineering and Economics from Brown University and an M.B.A. from Stanford University.

Ronald E. F. Codd has been a member of our Board of Directors since October 2006. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc. Mr. Codd currently serves on the Board of Directors of Interwoven, Inc., a provider of enterprise content management software, and DemandTec, Inc., a provider of consumer demand management software, both of which are publicly held companies. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. from the Kellogg Graduate School of Management at Northwestern University.

Reed E. Hundt has been a member of our Board of Directors since March 2007. Since 1998, Mr. Hundt has been a principal of Charles Ross Partners, LLC, a private investor and business advisory firm, an independent advisor on information industries to McKinsey & Company, Inc. and Co-Chairman of the Forum on Communications and Society at the Aspen Institute, a public policy organization. From 1993 to 1997, Mr. Hundt served as Chairman of the Federal Communications Commission. Mr. Hundt currently serves on the Board of Directors of Intel Corporation and Infinera Corporation. Mr. Hundt holds a B.A. in History from Yale College and a J.D. from Yale Law School.

Jeffrey A. Miller has been a member of our Board of Directors since October 2006. Mr. Miller has served as President and Chief Executive Officer of JAMM Ventures, a consulting and venture capital firm, since January 2002. From January 2002 to March 2006, Mr. Miller also served as a Venture Partner with Redpoint Ventures. Mr. Miller holds a B.S. in Electrical Engineering and Computer Science and an M.B.A. from Santa Clara University.

Scott D. Sandell has been a member of our Board of Directors since February 2002. Mr. Sandell became a partner at New Enterprise Associates in 1996 and a general partner in 2000. Mr. Sandell is also a director of Spreadtrum Communications and several private companies. Mr. Sandell holds an A.B. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION

OF EACH OF THE NOMINATED DIRECTORS

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

Our Board of Directors has determined that each of Messrs. Bernal, Bhusri, Codd, Hundt, Miller and Sandell qualify as independent directors in accordance with the published listing requirements of the NASDAQ Stock Market, or NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. In particular, our Board of Directors considered Mr. Bhusri’s service as our interim chief executive officer from February 2002 to June 2003 and Mr. Hundt’s and Mr. Miller’s status as limited partners of Greylock XI Limited Partnership, one of our principal stockholders. In addition, our Board of Directors considered the affiliation of certain directors with one or more of our vendors and customers.

During fiscal year 2007, our Board of Directors met formally 14 times and acted by written consent three times. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served), except that Neal Ater, who resigned from our Board of Directors in March 2007, was only present at three of the five meetings held at the time he was serving as a member of the Board.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees has adopted a written charter. Current copies of these charters are available under the heading “Corporate Governance” in the “Company—Investor Relations” section of our website at www.datadomain.com.

Audit Committee

The Audit Committee of our Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee has oversight for our code of business conduct and is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, or matters related to our code of business conduct, and for the confidential, anonymous submission by our employees of concerns regarding such matters. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee also is responsible for reviewing and approving all related party transactions in accordance with our related party transactions approval policy.

The current members of our Audit Committee are Messrs. Bernal, Codd and Miller. Messrs. Bernal, Codd and Miller are each independent under the rules and regulations of the SEC and the listing standards of NASDAQ. Mr. Codd chairs the Audit Committee. During 2007, the Audit Committee met 12 times.

Our Board of Directors has determined that Mr. Codd is an “audit committee financial expert” as defined in Item 407(d)(5)(i) of Regulation S-K. The designation does not impose on Mr. Codd any duties, obligations or liability that are greater than are generally imposed on him as a member of our Audit Committee and our Board of Directors.

Compensation Committee

The current members of our Compensation Committee are Messrs. Bhusri, Hundt and Miller. Messrs. Bhusri, Hundt and Miller are each independent under the rules and regulations of the SEC and the listing standards of NASDAQ. Mr. Miller chairs the Compensation Committee. The purpose of our Compensation Committee is to have primary responsibility for discharging the responsibilities of our Board of Directors relating to executive compensation policies and programs. Among other things, specific responsibilities of our Compensation Committee include evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. In consultation with our Chief Executive Officer, it will also determine the compensation of our other executive officers. In addition, our Compensation Committee will administer our equity compensation plans and has the authority to grant equity awards and approve modifications of such awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our Board of Directors. Our Compensation Committee also reviews and approves various other compensation policies and matters. During 2007, the Compensation Committee met seven times.

Corporate Governance and Nominating Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Bernal, Hundt and Sandell. Messrs. Bernal, Hundt and Sandell are each independent under the rules and regulations of the SEC and the listing standards of NASDAQ. Mr. Hundt chairs the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our Board of Directors and evaluates the performance of our Board of Directors and individual directors. Our Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our Board of Directors concerning corporate governance matters. The Nominating and Corporate Governance Committee did not meet during 2007.

Director Qualifications. The goal of the Nominating and Corporate Governance Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Nominating and Corporate

Governance Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Nominating and Corporate Governance Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and committee meetings and otherwise. Although the Nominating and Corporate Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Nominating and Corporate Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Nominating and Corporate Governance Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Nominating and Corporate Governance Committee submits its chosen nominees to the Board of Directors for approval.

Policy regarding Stockholder Nominations. The Nominating and Corporate Governance Committee considers stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee has established the following procedure for stockholders to submit director nominee recommendations:

•

If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to our Corporate Secretary at our principal executive offices, not less than 45 or more than 75 days prior to the first anniversary of the date that we last mailed our proxy materials to stockholders in connection with the previous year’s annual meeting.

•

Recommendations for a director candidate must be accompanied by all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934 and such person’s written consent to serve as a director if elected.

•

The Nominating and Corporate Governance Committee considers nominees based on our need to fill vacancies or to expand the Board, and also considers our need to fill particular roles on the Board or committees thereof (e.g. independent director, Audit Committee financial expert, etc.).

•	The Nominating and Corporate Governance Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills discussed above.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee of our Board of Directors currently consists of Messrs. Bhusri, Hundt and Miller. None of our executive officers has ever served as a member of the board of directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

PROPOSAL NO. 2—REAPPROVAL OF THE SECTION 162(M) LIMITS OF THE 2007 EQUITY INCENTIVE PLAN

General

Our 2007 Equity Incentive Plan, or the Plan, was adopted by our Board of Directors and approved by our stockholders and became effective on June 26, 2007 in connection with our initial public offering. The Plan provides for: (i) the granting to our employees (including officers and employee directors), or employees of a parent or subsidiary of ours, of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or IRC; and (ii) the granting to employees, officers, employee and non-employee directors, consultants and advisors of nonqualified stock options, or NQSOs, shares of restricted stock, restricted stock units and stock appreciation rights.

We believe that our future success and our ability to remain competitive are dependent on our continuing to recruit, retain and motivate highly skilled management, sales, marketing and engineering personnel. Competition for these people in our industry is intense. Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of stock options and other equity awards under the Plan. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and employees and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success.

Proposal

In April 2008, our Board of Directors directed us to submit the material terms of the Plan to our stockholders for reapproval of the share grant limitations for purposes of Section 162(m) of the IRC. The material terms of the Plan are described below under “Summary of the 2007 Equity Incentive Plan.” No changes are being proposed with regard to the terms of the Plan at this time.

We are asking our stockholders to approve the material terms of the Plan to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m). We are asking the stockholders for this approval so that we may deduct for federal income tax purposes gains attributable to the exercise of options and the vesting of stock which when added to the compensation payable by us is in excess of $1.0 million and that may be paid to certain executive officers in any single year. Compensation includes cash compensation, ordinary income arising from the exercise of NQSOs, restricted stock awards, restricted stock units and stock appreciation rights, and ordinary income arising from disqualifying dispositions of ISOs.

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receive more than $1.0 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1.0 million in a single year. Options, restricted stock units and stock appreciation rights granted under the Plan permit our Compensation Committee to design such awards to qualify as “performance-based” compensation within the meaning of Section 162(m). For these equity awards to continue to qualify as “performance-based” compensation under Section 162(m), our stockholders must approve the material terms of the Plan at the annual meeting. Gains from restricted stock awards generally will not be deductible.

We believe that we must retain the flexibility to respond to changes in the market for top executive officers and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1.0 million to executive officers, our Board of Directors believes it would be in our best interests and those of our stockholders to be able to deduct such compensation for federal income tax purposes.

In order to comply with the stockholder approval requirements of Section 162(m), if stockholder approval of this proposal is not obtained, we will not make any further grants under the Plan to our Chief Executive Officer and our other named executive officers who are “covered employees” as defined in Section 162(m), or their successors, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REAPPROVAL OF THE SECTION 162(M) LIMITS OF OUR 2007 EQUITY INCENTIVE PLAN.

Summary of the 2007 Equity Incentive Plan

The following summary of the Plan as currently in effect is qualified in its entirety by the specific language of the Plan.

Purpose. Our Board of Directors and stockholders previously adopted the Plan to enable our employees, officers, directors, consultants and advisors to own shares of our common stock and take advantage of the tax benefits allowed to employer stock plans under the IRC.

Shares Reserved for Issuance Under the Plan. As of April 1, 2008, the total number of shares reserved for issuance under the Plan was 6,430,384 shares and approximately 530 employees and directors were eligible to participate in the Plan. No more than 5,000,000 shares may be issued as direct stock awards. The number of shares reserved for issuance under the Plan will be increased automatically on January 1 of each year for five years (through January 1, 2012) by a number equal to the lesser of:

•	5% of the shares of common stock outstanding at that time;

•	5,000,000 shares of common stock; or

•	the number of shares determined by our Board of Directors.

The shares may be authorized but unissued or reacquired shares. In general, if options or shares awarded under the Plan are forfeited or repurchased, then those options or shares will again become available for awards under the Plan. We will adjust the number of shares available for grant under the Plan (and any outstanding options and the per-person numerical limits on options) as appropriate to reflect any stock splits, stock dividends, recapitalizations or other changes to our capital structure.

Plan Administration. The Plan is administered by the Compensation Committee of our Board of Directors or by the Board acting as the Compensation Committee. The Compensation Committee has the complete discretion to make all decisions relating to the Plan, including repricing outstanding options and modifying outstanding awards in other ways.

Eligibility. Employees, officers, directors, consultants and advisors of Data Domain or any parent or subsidiary of Data Domain are eligible to receive NQSOs, restricted stock awards, restricted stock units and stock appreciation rights. Only our employees and those of any parent or subsidiary of ours, including officers and directors who are also employees, are eligible to receive ISOs.

Description of Options. Subject to the Plan limitations, the Compensation Committee has discretion to determine the terms of each option and the number of shares covered by each option. In most cases, options will vest over a four-year period following the date of grant and will expire not more than 10 years after they are granted. The Compensation Committee may provide for a longer term except that options generally expire earlier if the participant’s service terminates earlier. No single Plan participant may receive options covering more than a total of 1,000,000 shares during any fiscal year, other than new employees of Data Domain or any parent or subsidiary of Data Domain who are eligible to receive up to a maximum of 2,500,000 shares in the calendar year in which they commence their employment. Also, the total fair market value of the shares (as of the date of grant) with respect to which ISOs are exercisable for the first time by any participant during any calendar year may not exceed $100,000.

Type of Stock Option Grants Permitted. The Plan permits us to grant ISOs and NQSOs. After we grant an option, the principal differences to the participant between an ISO and a NQSO relate to federal income tax consequences.

Exercise Price of Stock Options. The Compensation Committee determines the option exercise price of each option. However, the exercise price may not be less than 85% of the fair market value of the shares on the date of grant; provided however, that the exercise price of an ISO will not be less than 100% of the fair market value of the shares on the date of grant and the exercise price of any ISO granted to a person who is also a 10% stockholder of our common stock will not be less than 110% of the fair market value of the shares on the date of grant.

Each option is exercisable at the time or times and under the restrictions and conditions that the Compensation Committee determines in its discretion; provided, however, that no option will be exercisable after the expiration of 10 years from the date the option is granted; and provided, further, that no ISO granted to a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary of ours will be exercisable after the expiration of five years from the date the ISO is granted. After an option has been granted, the Compensation Committee may accelerate the exercisability of the option.

Description of Restricted Stock Awards. Restricted stock awards are shares of our common stock that generally vest in accordance with terms and conditions established by the Compensation Committee, though restricted stock awards may be approved by the Compensation Committee that are not subject to vesting. The performance goals that may be used by the Compensation Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, stockholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in our annual report to stockholders for the applicable year.

In no event shall more than 500,000 shares of restricted stock that are subject to performance-based vesting conditions be granted to any Plan participant in a single fiscal year. Unvested shares are subject to forfeiture, or if the awards were originally purchased, to our right of repurchase at the original purchase price. No cash consideration will be required of the award recipients.

Description of Restricted Stock Units. Restricted stock units typically would obligate us to issue a specific number of shares of our common stock in the future if the vesting terms and conditions established by the Compensation Committee are satisfied, though restricted stock unit awards may be approved by the Compensation Committee that are not subject to vesting. The performance goals that the Compensation Committee may utilize for restricted stock unit awards are the same as those described above under the caption “Description of Restricted Stock Awards.” In no event shall more than 250,000 restricted stock units that are subject to performance-based vesting conditions be granted to any Plan participant in a single fiscal year. Restricted stock units may be granted in consideration of a reduction in the recipient’s other compensation or in consideration of services rendered. Settlement of a restricted stock unit award may be made in the form of cash, shares of our common stock or a combination of both.

Description of Stock Appreciation Rights. Stock appreciation rights typically would obligate us to issue shares of our common stock in the future if the vesting terms and conditions scheduled by the Compensation Committee are satisfied, and if there has been an appreciation in value of our share price from the base price of the stock appreciation right. Stock appreciation rights may be awarded in combination with options, and such an award may provide that the stock appreciation rights will not be exercisable unless the related options are forfeited. Stock appreciation rights may be included in an ISO only at the time of grant but may be included in an NQSO at the time of grant or thereafter.

The base price for stock appreciation rights granted under the Plan may not be less than 100% of the fair market value of our common stock on the date of grant. The settlement value of the stock appreciation right may be paid in cash or shares of common stock. Stock appreciation rights vest at the times determined by the Compensation Committee. In most cases, our stock appreciation rights will vest over a four-year period following the date of grant. Stock appreciation rights expire not more than 10 years after they are granted. The Compensation Committee may provide for a longer term except that stock appreciation rights generally expire earlier if the participant’s service terminates earlier. No single Plan participant may receive stock appreciation rights covering more than a total of 1,000,000 shares during any fiscal year, other than new employees of Data Domain or any parent or subsidiary of Data Domain who are eligible to receive up to a maximum of 2,500,000 shares in the calendar year in which they commence their employment.

Automatic Grants to Non-Employee Directors. Each non-employee director who joins our Board of Directors will receive an initial option grant for 50,000 shares. The initial grant of each option will occur when the director takes office. The option will vest in 36 equal monthly installments. The initial grant will become fully vested upon a change in control of the company or upon termination of the non-employee Board member’s service due to death, disability or retirement at or after age 72. At the time of each of our annual stockholders’ meetings, beginning with this Annual Meeting, each non-employee director who will continue to be a director after that meeting will automatically be granted an additional option for 15,000 shares of our common stock. However, a new non-employee director who receives the initial option will not receive the additional option in the same calendar year. The option will vest in 12 equal monthly installments. The option will become fully vested upon a change in control of Data Domain in which the director’s service is terminated or upon termination of the non-employee Board member’s service due to death, disability or retirement at or after age 72. The exercise price of each non-employee director’s option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. The non-employee director’s options have a 10-year term, except that they expire one year after the director leaves the Board of Directors. Our Board of Directors may amend or terminate the automatic option grant program at any time. If our Board of Directors amends the automatic option grant program, it does not need to ask for stockholder approval of the amendment unless applicable law requires it.

Effect of Change in Control. If a change in control of Data Domain occurs, an option or award under the Plan will generally not accelerate vesting unless the surviving corporation in a merger or consolidation does not assume the option or award or replace it with a comparable award. A change in control includes:

•	a merger after which our own stockholders own 50% or less of the surviving corporation or its parent company;

•	a sale of all or substantially all of our assets;

•

a change in the composition of our Board of Directors, as a result of which less than half of the incumbent directors either had been directors two years before the change in composition of the Board or were appointed or nominated to the Board by a majority of the directors who had been directors two years before or had been selected in this manner; or

•	an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to us, such as a holding company owned by our stockholders.

In the event that we are a party to a merger or consolidation in which options or awards are not assumed or replaced with comparable awards by the surviving corporation, all outstanding options or awards shall be subject to the agreement of merger or consolidation, which shall provide for one or more of the following:

•

the acceleration of vesting of 25% of the then unvested portion of the common stock subject to any outstanding options and stock appreciation rights, followed by the cancellation of all outstanding options and stock appreciation rights;

•

the cancellation of all outstanding options and stock appreciation rights in exchange for a payment to the holders thereof equal to the excess of (i) the fair market value of the common shares subject to such options and stock appreciation rights over (ii) their exercise price. Such payment shall be made in the form of cash, cash equivalents or securities of the surviving corporation or its parent, and such payment may be made in installments and deferred until the date or dates when such options and stock appreciation rights would have vested; and

•

the cancellation of all outstanding stock units and a payment to the holders thereof equal to the fair market value of the common stock subject to such stock units. Such payment shall be made in the form of cash, cash equivalents or securities of the surviving corporation or its parent, and such payment may be made in installments and deferred until the date or dates when such stock units would have vested.

Termination. With respect to awards granted under the Plan, the award agreement may provide for accelerated exercisability in the event of the Plan participant’s retirement, death or disability, and with respect to the options and stock appreciate rights, the award agreement may provide for expiration prior to the end of the award’s term in the event of the termination of the Plan participant’s employment or service to us. Any restricted stock unit that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries.

U.S. Federal Income Tax Consequences

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Long-term capital gains are grouped and netted by holding periods. Net capital gains tax on assets held for more than twelve months is currently capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also our officer, director, or 10% stockholder. We are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonqualified Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a NQSO. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding by us. We are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock Awards. If the stock award is subject to vesting, then unless the participant elects to be taxed at the time of receipt of the award, the participant will not have taxable income upon the receipt of the award, but will recognize ordinary income equal to the fair market value of the shares or cash at the time of vesting. As the shares vest, the participant will recognize ordinary income equal to the difference between the fair market value of the shares at the date of vesting and the purchase price. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. We are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Restricted Stock Units. A participant will not be taxable upon grant or upon vesting of a restricted stock unit. Instead, he or she will be taxed upon receipt of the shares or cash value of the shares at the time that the shares or cash is distributed to the participant. The participant may not make an election under Section 83(b) of the IRC with respect to any restricted stock unit.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

The foregoing is only a summary of the effect of federal income taxation upon award recipients and us with respect to the grant and exercise of options, restricted stock units and stock appreciation rights, and the grant of stock awards under the Plan. Reference should be made to the applicable provisions of the IRC. In addition, the summary does not purport to be complete, and does not discuss the tax consequences of the Plan participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the Plan participant may reside.

Plan Benefits

The future grant of options under the plan to:

•	our Chief Executive Officer;

•	our other named executive officers;

•	all current executive officers as a group; and

•	all current employees (excluding executive officers), as a group,

are not determinable in advance because these grants are subject to the discretion of the Compensation Committee. As discussed above, each non-employee director who joins our Board of Directors will receive an initial option grant for 50,000 shares on the date such person first becomes a member of our Board of Directors. At the time of each of our annual stockholders’ meetings, beginning with this Annual Meeting, each non-employee director who will continue to be a director after that meeting will automatically be granted an additional option for 15,000 shares of our common stock. However, a new non-employee director who receives the initial option will not receive the additional option in the same calendar year.

History of Grants Under the Plan

Our Chief Executive Officer, our other named executive officers, our current executive officers as a group, our current non-employee directors as a group and our current employees (excluding executive officers and directors) as a group have been granted awards under the Plan, over the life of the Plan, through April 15, 2008, as follows:

Name and Position	Number of Securities Underlying Awards
Frank Slootman President, Chief Executive Officer and Director	100,000
Michael Scarpelli Senior Vice President and Chief Financial Officer	50,000
David Schneider Senior Vice President of Worldwide Sales	50,000
Daniel McGee Senior Vice President of Engineering	50,000
All current executive officers (5 persons)	500,000
All current non-employee directors (6 persons)	—
All current employees (excluding executive officers)	2,465,225

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2008, and recommends that our stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table presents information regarding the fees estimated and billed by Ernst & Young LLP and affiliated entities for the years ended December 31, 2007 and 2006.

	For the Fiscal Year Ended December 31,
Nature of Services	2007	2006
Audit Fees	$2,447,312	$506,287
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,447,312	$506,287

Audit Fees. Audit fees consist of fees billed or to be billed by Ernst & Young LLP for professional services rendered for (i) the audit of our annual consolidated financial statements, (ii) the reviews of our quarterly financial statements, (iii) services rendered in connection with our Form S-1 and Form S-8 filings related to our initial public offering and our Form S-1 for our follow-on public offering and (iv) comfort letters, consents and other matters related to Securities and Exchange Commission matters.

Audit-Related Fees. There were no audit-related fees billed or to be billed by Ernst & Young LLP for the years ended December 31, 2007 and 2006.

Tax Fees. There were no tax fees billed or to be billed by Ernst & Young LLP for the years ended December 31, 2007 and 2006.

All Other Fees. There were no other fees billed or to be billed by Ernst & Young LLP for the years ended December 31, 2007 and 2006.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2006, described above, were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 15, 2008 by:

•	each of the executive officers listed in the summary compensation table;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

The following table lists the applicable percentage beneficial ownership based on 57,989,860 shares of common stock outstanding as of April 15, 2008.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 15, 2008 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Data Domain, Inc., 2421 Mission College Blvd., Santa Clara, CA 95054.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders
Entities affiliated with Greylock Partners(1)	11,456,296	19.8%
Entities affiliated with New Enterprise Associates(2)	11,003,041	19.0
Thornburg Investment Management, Inc.(3)	3,294,877	5.7

Directors and Named Executive Officers
Ronald D. Bernal(4)	281,367	*
Aneel Bhusri(5)	11,556,296	19.9
Ronald E.F. Codd(6)	230,000	*
Reed E. Hundt(7)	235,000	*
Kai Li(8)	1,538,705	2.7
Jeffrey A. Miller(9)	230,000	*
Scott D. Sandell(10)	11,103,041	19.2
Frank Slootman(11)	1,995,543	3.4
Michael P. Scarpelli(12)	589,929	1.0
Daniel R. McGee(13)	452,061	*
David L. Schneider(14)	596,532	1.0
All current directors and executive officers as a group (12 persons)(15)	28,808,474	49.7%

*	Less than 1%

(1)

Represents 10,030,812 shares held by Greylock XI Limited Partnership, 1,145,948 shares held by Greylock XI Principals LLC and 279,536 shares held by Greylock XI-A Limited Partnership. The general partner of Greylock XI Limited Partnership and Greylock XI-A Limited Partnership is Greylock XI GP Limited Partnership. The members of Greylock XI GP Limited Partnership and Greylock XI Principals LLC are

Aneel Bhusri, Charles Chi, Roger Evans, William W. Helman, William Kaiser, Donald A. Sullivan and David Sze. Each of these individuals exercises shared voting and investment power over the shares held of record by Greylock XI Limited Partnership, Greylock XI-A Limited Partnership and Greylock XI Principals LLC and disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein. The principal business address of each of the persons listed above is c/o Greylock, 880 Winter Street, Suite 300, Waltham, Massachusetts 02451.

(2)	Represents 10,947,664 shares held by New Enterprise Associates 10, L.P., 46,492 shares held by NEA Ventures 2002, L.P. and 8,885 shares held by NEA Partners 10, L.P. The general partner of New Enterprise Associates 10, L.P. is NEA Partners 10, L.P. and the individual general partners of NEA Partners 10, L.P. are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III. Each of the individual general partners of NEA Partners 10, L.P. exercises shared voting and investment power through NEA Partners 10, L.P. over the shares held by New Enterprise Associates 10, L.P. and NEA Partners 10, L.P., and each of the individual general partners disclaims beneficial ownership of the shares held of record by New Enterprise Associates 10, L.P. and NEA Partners 10, L.P. except to the extent of his individual pecuniary interest therein. Pamela J. Clark is the general partner of NEA Ventures 2002, L.P. Ms. Clark disclaims beneficial ownership of the shares held by NEA Ventures 2002, L.P. except to the extent of her pecuniary interest therein. The principal business address of each of New Enterprise Associates 10, L.P., NEA Partners 10, L.P. and Messrs. Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The principal business address of Messrs. Kramlich, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The principal business address of Messrs. Barrett and Barris is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, Maryland 20815.

(3)	The address of Thornburg Investment Management, Inc. is 119 E. Marcy Street, Santa Fe, New Mexico 87501. The information regarding Thornburg Investment Management, Inc. was derived from its Schedule 13G/A filed on February 29, 2008.

(4)	Represents 155,717 shares held by Ronald Daniel Bernal and Pamela Mayer Bernal as Trustees of Bernal Family Trust U/D/T 11/3/95, 25,650 shares held by Wells Fargo Bank, Trustee of SHV Profit Sharing Plan FBO Ronald D. Bernal and 100,000 shares of common stock issuable upon exercise of an option exercisable within 60 days of April 15, 2008. 70,635 of the shares held by Ronald Daniel Bernal and Pamela Mayer Bernal as Trustees of Bernal Family Trust U/D/T 11/3/95 have been pledged as collateral for a loan from SHV to Mr. Bernal. Mr. Bernal disclaims beneficial ownership of the shares held by Ronald Daniel Bernal and Pamela Mayer Bernal as Trustees of Bernal Family Trust U/D/T 11/3/95 except to the extent of his individual pecuniary interest therein.

(5)	See footnote (1) above regarding Mr. Bhusri’s relationship with Greylock Partners. Mr. Bhusri disclaims beneficial ownership of the shares held by the entities affiliated with Greylock Partners referenced in footnote (1) above, except to the extent of his pecuniary interest therein. Also includes 100,000 shares of common stock issuable upon exercise of an option exercisable within 60 days of April 15, 2008.

(6)	Represents 100,000 shares held by Ronald E. F. Codd, 30,000 shares held by The Codd Revocable Trust Dated 3/06/98, Ronald E. and Susan T. Codd, Trustees and 100,000 shares of common stock issuable upon exercise of an option exercisable within 60 days of April 15, 2008. Of the 100,000 shares held by Mr. Codd, 16,667 shares are subject to a lapsing right of repurchase.

(7)	Represents 55,000 shares held by Reed E. Hundt and 180,000 shares of common stock issuable upon exercise of an option exercisable within 60 days of April 15, 2008. Mr. Hundt has a pecuniary interest in shares held by Greylock XI Limited Partnership, which is a stockholder of ours, but Mr. Hundt has no voting or investment power over the shares held by this entity. The shares set forth in the table above do not reflect shares held by this entity.

(8)	Represents 838,705 shares held by Kai Li, 500,000 shares held by the Kai Li GRAT dtd 12/26/07 and 200,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 15, 2008. Of the 1,338,705 shares held by Dr. Li, 167,997 shares are subject to a lapsing right of repurchase.

(9)	Represents 115,000 shares held by the J. Miller 2007 Grantor Retained Annuity Trust and 115,000 shares held by the K. Miller 2007 Grantor Retained Annuity Trust. Mr. Miller has a pecuniary interest in shares held by Greylock XI Limited Partnership, Greylock XI-A Limited Partnership and/or Greylock XI Principals LLC, which are stockholders of ours, but has no voting or investment power of the shares held by these entities. The shares set forth in the table above do not reflect shares held by these entities. Of the 115,000 shares held by the J. Miller 2007 Grantor Retained Annuity Trust and the 115,000 shares held by the K. Miller 2007 Grantor Retained Annuity Trust, 120,833 shares are subject to a lapsing right of repurchase.

(10)	See footnote (2) above regarding Mr. Sandell’s relationship with New Enterprise Associates. Mr. Sandell disclaims beneficial ownership of the shares held by New Enterprise Associates 10, L.P. referenced in footnote (2) above, except to the extent of his pecuniary interest therein. Mr. Sandell does not have voting or dispositive power over the shares held of record by NEA Ventures 2002, L.P., nor does he have any pecuniary interest in such shares. Also includes 100,000 shares of common stock issuable upon exercise of an option exercisable within 60 days of April 15, 2008.

(11)	Represents 1,602 shares of common stock held by Frank Slootman and Brenda L. Slootman, as community property, and 1,993,941 shares of common stock issuable upon exercise of options exercisable within 60 days of April 15, 2008.

(12)	Represents 135,833 shares of common stock held by Michael P. Scarpelli and Janet L. Scarpelli, as community property with the right of survivorship, and 454,096 shares of common stock issuable upon exercise of an option exercisable within 60 days of April 15, 2008.

(13)	Represents 2,077 shares of common stock held by Daniel McGee. Represents 449,984 shares of common stock issuable upon exercise of an option exercisable within 60 days of April 15, 2008.

(14)	Represents 178,866 shares of common stock held by David Schneider and Barbara Schneider, 162,273 shares of common stock held by the Schneider 2001 Living Trust, David & Barbara Schneider Trustees, August 31, 2001 and 255,393 shares of common stock issuable upon exercise of options exercisable within 60 days of April 15, 2008. Of the 176,366 shares held by Mr. Schneider, 16,015 shares are subject to a lapsing right of repurchase.

(15)	Includes 3,797,760 shares of common stock issuable upon exercise of options exercisable within 60 days of April 15, 2008.

Equity Compensation Plans

The following table sets forth information as of December 31, 2007 regarding equity awards under our 2002 Stock Plan, 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan. The 2007 Equity Incentive Plan became effective on June 26, 2007 in connection with our initial public offering and replaced our 2002 Stock Plan. No further options will be made under our 2002 Stock Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	13,405,100	$5.49	6,763,473	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	13,405,100	$5.49	6,763,473

(1)	Of these shares, 1,200,000 remained available for issuance under our 2007 Employee Stock Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee is composed of three non-employee members of our Board of Directors. Our Compensation Committee determines executive compensation based on its review of the performance and development of our executive officers in achieving corporate goals and objectives. Toward that end, our Compensation Committee oversees and reviews all of our executive compensation and equity incentive plans and programs.

Compensation Philosophy and Objectives

Our overall executive compensation philosophy is to provide a competitive total compensation package that will fairly compensate our executive officers, attract and retain qualified executive officers who are able to contribute to the long-term success of our company, motivate future performance towards clearly defined corporate goals, and align our executive officers’ long-term interests with those of our stockholders. Our Compensation Committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value. The various elements of compensation are linked to individual performance and the performance of our company in achieving corporate goals and financial objectives.

Our Compensation Committee’s objectives are to align executive compensation with our long-term and short-term business objectives and performance and to ensure that the compensation of each executive officer reflects the officer’s own contribution to our company and his or her level of performance. Our Compensation Committee applies its judgment in determining the amount and mix of compensation elements for each executive officer. Factors affecting the committee’s judgments include performance compared to strategic goals established for the individual at the beginning of the year, the nature and scope of the executive officer’s responsibilities and effectiveness in leading our initiatives to achieve corporate goals.

Except as described below, our Compensation Committee has not adopted formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our philosophy is to make a greater percentage of an executive officer’s compensation performance-based over time through a mix of cash and equity, keeping base salaries to a competitive level. To this end, we use performance-based cash bonuses and stock options as significant components of compensation because we believe that they align an individual’s compensation to the creation of stockholder value.

Role of Chief Executive Officer

Our chief executive officer, Frank Slootman, supports our Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. Mr. Slootman assesses the officers’ contributions to corporate goals as well as achievement of their individual goals, and offers advice to our Compensation Committee with respect to any merit increase in salary, cash bonus and stock option replenishment grant for each executive officer, other than himself. Our Compensation Committee meets to evaluate, discuss and determine these matters, as well as to determine Mr. Slootman’s compensation based on his contributions to our corporate goals and his achievement of individual goals as determined by the entire Board of Directors.

Role of Compensation Consultant; Executive Officer Market Compensation Data

Our Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the committee in performing its duties. Our Compensation Committee engaged Compensia, Inc., a management consulting firm, in December 2007 to act as an independent advisor to the committee on executive compensation matters. Compensia provides information to our Compensation Committee on emerging compensation practices and competitive pay levels for our officers versus officers at peer companies. This helps our Compensation Committee to gauge the compensation of our officers relative to companies against which we compete for talent and for stockholder investment. While the Compensation Committee intends to take into account the recommendations of Compensia in determining executive compensation levels for future periods, the committee established the compensation of our named executive officers for 2007, which was a transition year for us as we completed our initial public offering in June 2007, primarily based on the experience of the committee members, each of whom was knowledgeable regarding the executive compensation practices of late-stage private companies.

In January 2008, Compensia reported that, as of that date, our 2007 target cash compensation levels for our executive officers were below the average of our peer companies. Total target cash compensation consisted of base salary plus target short-term incentive opportunity. Compensia reported that, on an individual basis, the 2007 target cash compensation levels for Messrs. Slootman, Schneider and McGee were at approximately the 25th percentile of our peers, while the 2007 target cash compensation levels for Mr. Scarpelli was at approximately the 33rd percentile of our peers. However, despite the fact that our target cash compensation for 2007 was below the average of our peers, the average total cash compensation actually paid to our executives, including our named executive officers, in 2007 approximated to between the 40th and the 75th percentile of our peers. This was due to the fact that we paid more than 100% of target bonus amounts to our executive officers for their over-achievement of revenue and bookings goals in 2007, as discussed below under “Principal Elements of Executive Compensation—Annual Incentive Compensation.” Compensia reported that for 2007, the total compensation for Mr. Slootman was at approximately the 60th percentile of our peers, the total compensation of Mr. Scarpelli and Mr. Schneider was at approximately the 75th percentile of our peers and the total compensation of Mr. McGee was at approximately the 40th percentile of our peers. The peer companies that Compensia reviewed in compiling their report included the following companies:

• 3Par • Aruba Networks • BladeLogic • Cbeyond • Cogent	• Commvault Systems • Compellent Technologies • Cybersource • Double-Take Software	• FalconStor Software • Infinera • Isilon Systems • Mellanox Technologies	• Netezza • Riverbed Technology • Starent Networks • Sycamore Networks

Principal Elements of Executive Compensation

Base Salaries. Base salary for Mr. Slootman and our other executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation. In addition, the Compensation Committee’s philosophy is to make a greater percentage of an executive officer’s compensation performance-based through annual incentive compensation and equity awards. Our focus on performance-based compensation has resulted in the base salaries of our executive officers being below the average of our peers. Base salaries are reviewed annually and adjusted from time to time. Salary adjustments are based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities, and our overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our business plan.

For 2007, the Compensation Committee determined the base salaries of our executive officers. The committee increased the base salary of Mr. Schneider from $170,000 to $200,000 due to the fact that Mr. Schneider would no longer be receiving sales-based commissions in 2007, but would be participating in our quarterly bonus plan based on the achievement of bookings objectives. The base salaries of Messrs. Slootman, Scarpelli and McGee for 2007 remained unchanged from 2006, as the Compensation Committee believed that their salaries were at competitive levels and due to the fact that the salaries for each of Mr. Scarpelli and Mr. McGee had been recently negotiated in connection with their hiring during 2006. The base salaries of our named executive officers for 2007 were as follows:

Name	2007 Title	2007 Base Salary
Frank Slootman	President and Chief Executive Officer	$275,000
Michael Scarpelli	Vice President and Chief Financial Officer	$250,000
David Schneider	Vice President of Worldwide Sales	$200,000
Daniel McGee	Vice President of Engineering	$200,000

Annual Incentive Compensation. Annual cash incentives for our executive officers are designed to align our executive officers’ goals with our revenue and bookings objectives for the year. For 2007, bonuses were paid quarterly to our named executive officers, other than Mr. Schneider, based on achievement of quarterly revenue objectives, while Mr. Schneider participated in the bonus plan based on achievement of bookings objectives. The Compensation Committee established the quarterly revenue and bookings objectives, which objectives the Compensation Committee believed were appropriate. The Compensation Committee believes that quarterly bonuses align our executive compensation program with the quarterly business cycle on which we report financial results as a public company. Under the plan, bonus target amounts, expressed as a percentage of base salary, were established for participants at the beginning of the year. The bonuses as a percentage of base salary for each of our named executive officers were as follows for 2007:

Name	2007 Target Bonus as a % of Base Salary	2007 Target Bonus
Frank Slootman	45%	$123,750
Michael Scarpelli	25%	$62,500
David Schneider	100%	$200,000
Daniel McGee	25%	$50,000

Bonus payouts for each quarter were then determined by our financial results for the quarter relative to the predetermined performance measures. The following chart illustrates our revenue objectives for each quarter of 2007 and our actual performance relative to those objectives; we have not disclosed our bookings objectives as these are competitively sensitive to us and confidential (amounts in thousands):

	Q1 2007		Q2 2007		Q3 2007		Q4 2007		2007 Total
	Plan	Actual	Plan	Actual	Plan	Actual	Plan	Actual	Plan	Actual
Revenues	$17,815	$20,209	$19,356	$26,688	$27,616	$32,025	$32,991	$44,761	$97,778	$123,683

Payout of bonuses began at 80% plan achievement and scaled linearly to 100% at 100% plan achievement. Over-achievement of goals beyond 100% accelerated bonus payout at the rate of 2:1, that is, for every 1% of overachievement the bonus accelerated by 2% of the total bonus amount. Our Compensation Committee could increase or reduce the bonus, at its discretion, based on criteria in addition to revenue and sales (including our achievement of our financial plan in areas other than sales or revenue, particularly operating profit and gross margins and the individual’s achievement of quarterly objectives).

As a result of our achievement above plan for each quarter of 2007, our executive officers received bonuses for 2007 that exceeded their target bonus amounts, as illustrated below:

Name	2007 Target Bonus	2007 Actual Bonus
Frank Slootman	$123,750	$189,333
Michael Scarpelli	$62,500	$107,214	(1)
David Schneider	$200,000	$385,951
Daniel McGee	$50,000	$75,741

(1)

The Compensation Committee awarded Mr. Scarpelli a bonus of $40,000 for the second quarter of 2007 rather than the $27,462.41 he would have otherwise received under the 2007 bonus plan due to his achievement of individual performance goals related to our initial public offering that occurred in June 2007.

Long-Term Incentive Compensation. Generally, we make a significant stock option grant in the year that an executive officer commences employment with us. Thereafter, option grants may be made at varying times and in varying amounts at the discretion of our Compensation Committee or Board of Directors. Stock options have traditionally been granted broadly within our company. With respect to newly hired employees, including our executive officers, the size of each grant is generally set at a level that our Compensation Committee or Board of Directors deems appropriate based on competitive benchmarking consistent with our recruiting and retention goals to create a meaningful opportunity for stock ownership and to reflect the individual’s position with us and the individual’s potential for future responsibility. The relative weight given to each of these factors will vary from individual to individual at our Compensation Committee’s discretion and adjustments may be made as our Compensation Committee deems reasonable to attract candidates in the competitive environment for highly qualified employees in which we operate.

Under our 2002 Stock Plan and our 2007 Equity Incentive Plan, assuming the employee has provided continued service to us through that date, options generally vest as to 25% of the shares after one year of service and as to 1/48th of the shares each month thereafter. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in our employ. Accordingly, the option will provide a return to the employee only if he or she remains in our employ, and then only if the market price of our common stock appreciates over the option term.

Our Board of Directors evaluates executive officer performance on an annual basis, and the Compensation Committee will grant additional options where warranted. We also consider additional option grants to executive officers, with the purpose of ensuring proper overall compensation and motivation for the executive officer to remain with our company. Additional option grant amounts are determined by the Compensation Committee or Board of Directors taking into account the executive officer’s existing stock holdings, degree of vesting in future years, past performance and expected future contributions.

Each of our named executive officers received an initial option grant in the year they joined our company. We based the size of the initial option grants on the factors described above. In 2007, we granted additional options to Mr. Slootman and to Mr. Scarpelli. In 2006, we made an additional option grant to Mr. Schneider, which we rescinded and replaced with a new option grant in 2007.

Name	2007 Option Grants
Frank Slootman	600,000
Michael Scarpelli	50,000
David Schneider	200,000
Daniel McGee	0

Mr. Slootman’s 2007 option grant is discussed below under “CEO Compensation.” In the case of Mr. Scarpelli, the 2007 option grant reflected his exceptional performance since commencing employment in September 2006, his efforts in preparing our company for our initial public offering, and our expectation that his role would grow as the chief financial officer of a public company. The 2007 grant was also intended to increase long-term retention of Mr. Scarpelli since it does not begin to vest until 2009 and then vests in 36 equal monthly installments.

For Mr. Schneider, based upon a variety of considerations, including his superior performance in 2006, his existing stock holdings and the degree of remaining vesting in future years, our Board of Directors in December 2006 awarded Mr. Schneider an additional option grant. Subsequently, we agreed with Mr. Schneider to rescind the December grant. A new grant was made to Mr. Schneider at a regularly scheduled meeting of our Board of Directors in February 2007 for a larger number of shares and with a higher exercise price equal to the then fair market value of our common stock as determined by our Board of Directors.

Grant Timing and Price. The exercise price of stock options is the fair market value of our common stock on the date of grant. Prior to our initial public offering, the grant price was established by our Board of Directors using factors it considered appropriate, which at times included a written report of an independent, outside valuation firm. The grant price is currently set at the closing price of our common stock on the NASDAQ Global Market on the date of the grant in accordance with an equity award policy adopted by our Board of Directors.

Our Board of Directors has adopted an equity award policy to govern the process of granting options and other equity awards. Equity awards to executive officers are made by our Compensation Committee pursuant to the terms of this policy, provided that our Compensation Committee may make exceptions to the policy in appropriate circumstances. Our Compensation Committee may grant awards at meetings or by written consent. Management must submit a complete list of proposed grants and their material terms on or prior to the date on which our Compensation Committee will consider the grants. Our Compensation Committee will approve the grants at a Compensation Committee meeting or by written consent on or after the executive officer’s first day of employment or the day of the executive officer’s promotion. When our Compensation Committee grants additional awards to existing executive officers, it will approve the grants at a regularly scheduled Compensation Committee meeting. All awards are effective on the “date of grant,” which is the 10th day of the month following the date the Compensation Committee acted, or the 10th day of the following month if the Compensation Committee acted after the 7th day of any month. To the extent the 10th day of the month falls on a weekend or holiday, the grant will be effective on the next business day after the 10th.

Perquisites

Our executive officers are eligible for the same health and welfare programs and benefits as the rest of our employees.

Post-Termination Protection

We have entered into offer letters with our executive officers that provide severance benefits in the event the officer’s employment is terminated by us without cause. If we terminate one of our executive officers, other than Mr. Slootman, without cause, we will continue to pay his base salary for three months and will reimburse him for a portion of the premiums he pays to continue his health insurance through COBRA for up to three months. If we terminate Mr. Slootman’s employment for any reason other than cause or disability, his severance benefits would include payment of his base salary for six months and six months of accelerated vesting on options granted to him prior to 2007 that he holds at the time of his termination.

We also provide additional vesting on change in control for our executive officers. The program requires a “double trigger,” or a change in control followed by an involuntary loss of employment within 12 months thereafter. Under the program, each of our named executive officers would be vested in 50% of his then unvested shares upon a double trigger, except that Mr. Slootman would be fully vested in all of his option shares upon a double trigger. In addition, Mr. Scarpelli would receive lump sum payments equal to six months of his base salary and 50% of his target bonus in effect at the time of his termination within 12 months of a change of control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of the quantification of these payments.

The program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of our company. In addition, the program is intended to align executive officer and stockholder interests by enabling executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executive officer’s own employment.

CEO Compensation

Our Compensation Committee bases its compensation decisions for Mr. Slootman on the Board’s assessment of our company’s performance and his performance based on the objectives discussed above. Mr. Slootman’s 2007 compensation consisted of base salary, his quarterly cash bonus and a stock option award. Our Compensation Committee determined Mr. Slootman’s compensation using methods consistent with those used for our other executive officers. Mr. Slootman’s annual salary has been $275,000 since April 2006, which the Compensation Committee has determined to be a competitive market salary. Mr. Slootman’s awards under the quarterly bonus program were paid in accordance with the terms of the bonus program for all officers discussed above and included the same over-achievement percentages paid to the other officers. In March 2007, our Board of Directors approved an option grant for 600,000 shares of our common stock to Mr. Slootman taking into account the factors discussed above, including his existing stock holdings, the extent to which he is vested in his existing stock options, and his overall performance. As of March 2007, Mr. Slootman had been vested in more than 75% of his prior stock option grants outstanding. The Compensation Committee was concerned that because Mr. Slootman was vested in his prior stock option grants to this extent, these prior grants would not be sufficient to retain Mr. Slootman through and subsequent to the completion of our initial public offering, a critical period for us and at a time that we were substantially increasing Mr. Slootman’s responsibilities. The March 2007 grant was intended to increase long-term retention of Mr. Slootman since it does not begin to vest until after completion of two years of service and then vests in 36 equal monthly installments. This vesting schedule was substantially more retentive than vesting schedules that we had previously utilized with our executive officers, and the Compensation Committee believed the option for 600,000 shares was appropriate given this longer vesting schedule. The actual amounts paid to Mr. Slootman in 2007 are shown in the Summary Compensation Table below.

Financial Restatement

Our Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity based incentive compensation paid to officers or others where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. Under our 2007 Equity Incentive Plan, any compensation deemed paid to an officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date is deemed to qualify as performance-based compensation and should not be subject to the $1.0 million deduction limitation. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Summary

Our Compensation Committee believes that our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns the interests of our executive officers with the interests of our stockholders. Our Compensation Committee believes that the compensation of our executive officers is both appropriate and responsive to the goal of improving stockholder value. Our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our “principal executive officer,” “principal financial officer” and our other executive officers for all services rendered in all capacities to us in 2006 and 2007.

Name and Principal Position	Year	Salary		Bonus		Option Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Frank Slootman	2007	$275,000		$—		$480,737		$189,333	(2)	$—		$945,070
President and Chief Executive Officer	2006	264,583	(3)	50,000	(4)	22,678		50,000	(5)	—		387,261

Michael P. Scarpelli(6)	2007	250,000		12,539	(7)	257,057		94,675	(2)	—		614,271
Senior Vice President and Chief Financial Officer	2006	62,500		14,932	(4)	61,044		14,932	(5)	—		153,408

David L. Schneider	2007	200,000		—		202,869		385,951	(2)	—		788,820
Senior Vice President of Worldwide Sales	2006	170,000		—		10,068	(8)	418,700	(9)	—		598,768

Daniel R. McGee(10)	2007	200,000		—		178,726		75,741	(2)	—		454,467
Senior Vice President of Engineering	2006	175,769		68,836	(11)	147,811		43,836	(5)	10,451	(12)	446,703

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R), excluding forfeiture estimates. See Note 1 of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of our assumptions in determining the SFAS 123(R) values of our option awards.

(2)	Reflects payments pursuant to our 2007 bonus program. For Messrs. Slootman, Scarpelli and McGee, quarterly bonuses were paid on achievement of quarterly revenue objectives, while quarterly bonuses were paid to Mr. Schneider based on the achievement of bookings objectives.

(3)	Mr. Slootman’s base salary was increased to $275,000 on April 1, 2006.

(4)	Reflect discretionary bonuses approved by our Board of Directors for company performance that exceeded the goals set forth in our 2006 bonus program. The bonus amounts for Messrs. Scarpelli and McGee were pro-rated based on their start dates.

(5)	Reflects payments pursuant to our 2006 bonus program. The bonus amounts for Messrs. Scarpelli and McGee were pro-rated based on their start dates.

(6)	Mr. Scarpelli joined us in September 2006. Mr. Slootman acted as our principal financial officer prior to Mr. Scarpelli assuming that role.

(7)	Reflects a bonus awarded to Mr. Scarpelli by our Compensation Committee due to his achievement of individual performance goals related to our initial public offering that occurred in June 2007.

(8)	Includes dollar amounts recognized for financial statement reporting purposes in connection with an option to purchase 110,000 shares of our common stock granted in December 2006 with an exercise price of $1.00 per share that was mutually rescinded by Mr. Schneider and us.

(9)	Represents commissions earned pursuant to our sales compensation plan, as Mr. Schneider did not participate in the 2006 bonus program.

(10)	Mr. McGee joined us in February 2006.

(11)	Represents a $25,000 signing bonus in addition to a $43,836 discretionary bonus described in footnote 4 above.

(12)	Represents relocation expenses paid by us in connection with Mr. McGee’s commencement of employment in order to assist him in moving his family to California.

Grants of Plan-Based Awards During 2007

The following table sets forth each plan-based award granted to our executive officers during 2007.

The amounts shown in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column for Messrs. Slootman, Scarpelli and McGee reflect their participation in our 2007 bonus program, which is described in greater detail in the section entitled “Compensation Discussion and Analysis” above. The amounts actually paid to each officer are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

The amount shown in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column for Mr. Schneider reflects his opportunity to earn commissions pursuant to our sales compensation plan, which is described in greater detail in the section entitled “Compensation Discussion and Analysis” above. The actual amount paid to Mr. Schneider is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards Per Share(1)	Grant Date Fair Value of Stock and Option Awards(2)
Frank Slootman	N/A	$123,750	—	$—	$—
Frank Slootman	3/26/07	—	600,000	8.90	3,014,760
Michael P. Scarpelli	N/A	62,500	—	—	—
Michael P. Scarpelli	3/26/07	—	50,000	8.90	251,230
David L. Schneider	N/A	200,000	—	—	—
David L. Schneider	2/12/07	—	200,000	7.26	819,085
Daniel R. McGee	N/A	50,000	—	—	—

(1)	The amounts in this column represent the fair market value of our common stock on the date of grant.

(2)	The amounts in this column represent the aggregate grant date fair value of the stock option, computed in accordance with SFAS 123(R). See Note 1 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of all our assumptions in determining the SFAS 123(R) values of our option awards.

On March 11, 2008, we granted Messrs. Slootman, Scarpelli, McGee and Schneider options to purchase 100,000, 50,000, 50,000 and 50,000 shares of our common stock, respectively, each at an exercise price of $21.94 per share. Each of these options will begin to vest two years from the anniversary of the grant date, and then will vest with respect to 12.5% of the underlying shares each succeeding quarter such that the option will be fully vested after four years.

In addition, on March 10, 2008, we awarded Peter J. Rukavina, our Senior Vice President of Operations who we hired on March 5, 2008, an option to purchase 250,000 shares of our common stock at an exercise price equal to $19.46 per share, which was the closing price of our common stock on the NASDAQ Stock Market on such date. The option will vest with respect to 20% of the underlying shares after 12 months of service and with respect to the balance of the shares in equal monthly installments over the next 48 months of service.

Outstanding Equity Awards at December 31, 2007

The following table presents information regarding outstanding option awards held as of December 31, 2007 by each named executive officer.

The options granted to our executive officers, other than options granted to Mr. Slootman and Mr. Scarpelli in March 2007, are immediately exercisable, whether vested or unvested at the time of exercise for all of the underlying option shares, except to the extent exercisability is deferred to maximize the number of shares eligible for treatment as incentive stock options. The options granted to Mr. Slootman and Mr. Scarpelli in March 2007 will become exercisable as they vest. Unvested shares are subject to repurchase by us at the exercise price upon termination of the officer’s service for any reason. The numbers reported in the “Number of Securities Underlying Unexercised Options” columns indicate the number of shares underlying unexercised options that were vested and unvested as of December 31, 2007.

The vesting applicable to each outstanding option is described in the footnotes to the table below. For a description of the acceleration of vesting provisions applicable to the options held by our executive officers, please see the section titled “Potential Payments Upon Termination or Change in Control” below.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date
	Vested		Unvested
Frank Slootman	1,493,536	(1)	—	$0.10	8/27/13
Frank Slootman	412,098	(2)	294,356	0.40	8/9/15
Frank Slootman	—	(3)	600,000	8.90	3/25/17
Michael P. Scarpelli	24,408	(4)	429,688	0.75	9/13/16
Michael P. Scarpelli	—	(5)	50,000	8.90	3/25/17
David L. Schneider	—	(6)	55,393	0.40	9/13/15
David L. Schneider	41,666	(7)	158,334	7.26	2/11/17
Daniel R. McGee	184,567	(8)	265,417	0.70	3/14/16

(1)	This option covered 1,743,536 shares of our common stock. Mr. Slootman exercised 250,000 of the shares subject to the option in 2005. 25% of the option shares vested when Mr. Slootman completed 12 months of continuous service after July 28, 2003. An additional 1/48th of the option shares vested upon Mr. Slootman’s completion of each additional month of continuous service thereafter.

(2)	The shares subject to this option vest in equal monthly installments over four years of continuous service after August 10, 2005.

(3)	The shares subject to this option vest in 36 equal monthly installments beginning on April 25, 2009 and ending on March 25, 2012.

(4)	This option covered 625,000 shares of our common stock. Mr. Scarpelli exercised 133,333 of the shares subject to the option in 2006 and exercised an additional 37,571 shares in 2007 in connection with his sale of shares in our follow-on public offering. 25% of the option shares vested upon Mr. Scarpelli’s completion of 12 months of continuous service after September 14, 2006. An additional 1/48th of the option shares will vest when Mr. Scarpelli completes each additional month of continuous service thereafter.

(5)	The shares subject to this option vest in 36 equal monthly installments beginning on April 25, 2009 and ending on March 25, 2012.

(6)	This option covered 217,573 shares of our common stock. Mr. Schneider exercised 162,180 of the shares subject to the option in 2006. As of December 31, 2007, 35,263 of the shares acquired upon exercise were unvested and remained subject to repurchase by us at the exercise price in the event of the termination of Mr. Schneider’s service. The shares subject to this option vest in equal monthly installments over four years of continuous service after August 10, 2005.

(7)	The shares subject to this option vest in equal monthly installments over four years of continuous service after February 11, 2007.

(8)	This option covered 490,000 shares of our common stock. Mr. McGee exercised 40,016 of the shares in 2007 in connection with his sale of shares in our follow-on public offering. 25% of the option shares vested when Mr. McGee completed 12 months of continuous service after February 15, 2006. An additional 1/48th of the option shares will vest when Mr. McGee completes each additional month of service thereafter.

In addition to the unexercised options described in the table above, Mr. Schneider holds unvested shares of our common stock that he acquired upon exercise of options. As of December 31, 2007, Mr. Schneider held an aggregate of 54,561 unvested shares that remained subject to repurchase by us. As indicated in footnote (6) to the table above, 35,263 of these shares were unvested and remained subject to repurchase by us at the $0.40 exercise price in the event that Mr. Schneider’s service terminated. The remaining 19,298 shares remained subject to repurchase by us at a price of $0.15 per share in the event that Mr. Schneider’s service terminated.

Option Exercises During 2007

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during 2007 and the aggregate dollar amount realized by the named executive officer upon exercise of the option:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Frank Slootman	—	$—
Michael P. Scarpelli	34,452	866,123
Michael P. Scarpelli	3,119	78,412
David L. Schneider	—	—
Daniel R. McGee	36,694	925,891
Daniel R. McGee	3,322	83,681

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise, which is equal to the $25.89 per share Mr. Scarpelli and Mr. McGee received in connection with their sale of shares of our common stock to the underwriters of our follow-on public offering, and the aggregate exercise price of the option.

Employment Agreements and Offer Letters

We have entered into offer letters with each of our executive officers.

Frank Slootman. We entered into an offer letter with Mr. Slootman in June 2003, which sets forth his initial base salary of $250,000 per year. If we terminate Mr. Slootman’s employment for any reason other than cause or disability, then we will continue to pay him his base salary for 6 months provided he signs a release of claims.

Michael P. Scarpelli. We entered into an offer letter with Mr. Scarpelli in September 2006 which sets forth his initial base salary of $250,000 per year and the opportunity to earn an annual bonus with a target amount of $25,000. If we terminate Mr. Scarpelli’s employment for any reason other than cause or disability, then we will continue to pay him his base salary for 3 months and will reimburse him for a portion of the premiums he pays to continue his health insurance through COBRA for up to 3 months. If the termination occurs within 12 months after a change in control of the company, then we will pay Mr. Scarpelli a lump sum severance amount equal to 6 months of his base salary and 50% of his target bonus in effect at the time of the termination. All severance benefits are contingent on Mr. Scarpelli signing a release of claims.

David L. Schneider. We entered into an offer letter with Mr. Schneider in December 2003 which sets forth his initial base salary of $160,000 per year and the opportunity to earn commissions. If we terminate Mr. Schneider’s employment for any reason other than cause or disability, then we will continue to pay him his base salary for 3 months and will reimburse him for a portion of the premiums he pays to continue his health insurance through COBRA for up to 3 months. All severance benefits are contingent on Mr. Schneider signing a release of claims.

Daniel R. McGee. We entered into an offer letter with Mr. McGee in January 2006 which sets forth his initial base salary of $200,000 per year and the opportunity to earn an annual bonus with a target amount of $50,000. Mr. McGee also received a $25,000 signing bonus. To assist Mr. McGee in relocating his family from Washington, we offered him up to $15,000 in relocation benefits. If we terminate Mr. McGee’s employment for any reason other than cause or disability, then we will continue to pay him his base salary for 3 months and will reimburse him for a portion of the premiums he pays to continue his health insurance through COBRA for up to 3 months. All severance benefits are contingent on Mr. McGee signing a release of claims.

Peter J. Rukavina. We entered into an offer letter with Peter J. Rukavina on March 5, 2008 for Mr. Rukavina to become our Senior Vice President, Operations. We agreed to pay Mr. Rukavina an annual salary of $220,000, and Mr. Rukavina will be eligible for an annual bonus under our 2008 Bonus Plan. His bonus target has been set at $130,000 for 2008, payable in quarterly increments of 25% and pro rated for the first quarter of fiscal 2008 from his date of hire. The bonus will be awarded based on objective or subjective criteria established by Mr. Slootman and approved by our Board of Directors. If we terminate Mr. Rukavina’s employment for any reason other than cause or disability, then we will continue to pay him his base salary for 3 months and will reimburse him for a portion of the premiums he pays to continue his health insurance through COBRA for up to 3 months. All severance benefits are contingent on Mr. Rukavina signing a release of claims.

The following definitions are used in the offer letters with our executive officers:

“Cause” means (1) an unauthorized use or disclosure of our confidential information or trade secrets, (2) a material failure to comply with our written rules or policies, (3) conviction of, or plea of “guilty” or “no contest” to, a felony or (4) gross misconduct.

“Change in control” is defined as either a merger or other reorganization in which 50% or more of the company’s voting power is transferred to new stockholders or a sale of all or substantially all of our assets.

“Disability” means that the officer is unable to perform the essential functions of his position for at least 120 days because of physical or mental impairment.

Each of our executive officers has entered into an agreement with us with respect to confidential information and inventions. Among other things, these agreements obligate our officers to assign any inventions conceived or developed during their employment by us and to refrain from disclosing our confidential information. These agreements also include a covenant not to solicit our employees for a period of 12 months following the termination of the officer’s employment.

Potential Payments Upon Termination or Change in Control

Please see the section titled “Employment Agreements and Offer Letters” above for a description of the severance arrangements for our executive officers.

The options granted to our executive officers include the following provisions for acceleration of vesting:

Frank Slootman. The stock options granted to Mr. Slootman provide that if he is subject to an involuntary termination within 12 months after a change in control of the company, 100% of his unvested option shares will vest. Any awards granted to Mr. Slootman in the future under our 2007 Equity Incentive Plan will also include this provision. In addition, the stock options granted to Mr. Slootman prior to 2007 provide that if Mr. Slootman’s employment is terminated for any reason other than cause or disability, then, provided Mr. Slootman signs a release of claims, Mr. Slootman will receive 6 months of additional vesting.

Michael P. Scarpelli, David L. Schneider, Daniel R. McGee and Peter J. Rukavina. The stock options granted to Messrs. Scarpelli, Schneider, McGee and Rukavina provide that if the individual is subject to an involuntary termination within 12 months after a change in control of the company, 50% of his unvested option shares will vest. Any awards granted to Messrs. Scarpelli, Schneider, McGee and Rukavina in the future under our 2007 Equity Incentive Plan will also include this provision.

Notwithstanding the foregoing, for any awards granted to our executive officers in the future under our 2007 Equity Incentive Plan, if the surviving company in a merger does not assume such options or replace them with comparable awards, then 50% of the unvested shares (100% in the case of Mr. Slootman) subject to each of their options will vest at the time of such change in control regardless of whether they are subject to an involuntary termination. This acceleration of vesting shall be in place of (and not in addition to) any acceleration of vesting that our executive officers would otherwise be entitled to under our 2007 Equity Incentive Plan. Options granted to our executive officers under our 2002 Stock Plan will accelerate as to all shares if the surviving corporation does not assume the options or replace them with comparable options.

The following definitions apply to our executive officers’ options:

“Cause” means (1) an unauthorized use or disclosure of our confidential information or trade secrets, (2) a material failure to comply with our written policies or rules, (3) conviction of, or plea of “guilty” or “no contest” to, a felony, (4) gross misconduct, (5) a continuing failure to perform assigned duties after written notice from our Board of Directors or (6) failure to cooperate in good faith with a governmental or internal investigation of the company or its officers, directors or employees, if requested by the company.

“Change in control” means (1) a merger of the company after which our own stockholders own 50% or less of the surviving corporation or its parent company, (2) a sale of all or substantially all of our assets, (3) a change in the composition of our Board of Directors, as a result of which less than half of the incumbent directors either had been directors two years before the change in composition of the Board of Directors or were appointed or nominated by the Board by a majority of the directors who had been directors two years before or had been selected in this manner, or (4) an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to the company, such as a holding company owned by our stockholders.

“Involuntary termination” means (1) a termination by us for reasons other than cause or (2) a voluntary resignation following (a) a change in the officer’s position with the company that materially reduces his scope of authority or level of responsibility, (b) a reduction in the officer’s base salary (other than pursuant to generally applicable reductions to similarly situated employees) or (c) receipt of notice that the officer’s principal workplace will be relocated more than 40 miles (we refer to a resignation following (a), (b) or (c) as a resignation for “good reason”). For the purpose of clause (a), upon or after a change in control, a change in authority or responsibility shall not be deemed to occur solely as a result of being part of a larger organization or because of a change in title (except for a change in the title of the chief executive officer or the chief financial officer).

Estimated Benefits and Payments Upon Termination of Employment

The following table describes the potential payments and benefits upon termination of our executive officers’ employment before or after a change in control of the company as described above, as if each officer’s employment terminated as of December 31, 2007.

Name	Benefit	Voluntary Resignation/ Termination for Cause or Disability	Termination Other than for Cause or Disability Prior to Change in Control	Termination Other than for Cause or Disability after a Change in Control	Resignation for Good Reason after a Change in Control
Frank Slootman	Severance	$—	$137,500	$137,500	$—
	Option Acceleration	—	2,290,677	18,099,595	18,099,595
	COBRA Premiums	—	—	—	—
	Vacation Payout	20,492	20,492	20,492	20,492
	Total Value	20,492	2,448,669	18,257,587	18,120,087

Michael P. Scarpelli	Severance	—	62,500	156,250	—
	Option Acceleration	—	—	5,933,858	5,933,858
	COBRA Premiums(1)	—	—	—	—
	Vacation Payout	8,413	8,413	8,413	8,413
	Total Value	8,413	70,913	6,098,521	5,942,271

David L. Schneider	Severance	—	50,000	50,000	—
	Option Acceleration	—	—	2,228,954	2,228,954
	COBRA Premiums	—	3,460	3,460	—
	Vacation Payout	15,384	15,384	15,384	15,384
	Total Value	15,384	68,844	2,297,798	2,244,338

Daniel R. McGee	Severance	—	50,000	50,000	—
	Option Acceleration	—	—	3,402,646	3,402,646
	COBRA Premiums	—	5,447	5,447	—
	Vacation Payout	10,096	10,096	10,096	10,096
	Total Value	10,096	65,543	3,468,189	3,412,742

(1)	Pursuant to his offer letter, Mr. Scarpelli is eligible for three months of company-paid COBRA premiums if he is terminated other than for cause or disability; however, he currently has elected not to participate in our health plan.

For purposes of valuing the severance and vacation payments in the table above, we used each executive’s base salary in effect at the end of 2007 and the number of accrued but unused vacation days at the end of 2007.

The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment was terminated and the change in control (if applicable) occurred on December 31, 2007 and that the fair market value of our common stock on that date was $26.34, which represents the closing price of our common stock on the NASDAQ Global Market on that date. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the fair market value of our common stock as of December 31, 2007 and the exercise price of the option.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jeffrey A. Miller, Chair

Aneel Bhusri

Reed E. Hundt

DIRECTOR COMPENSATION

The following table sets forth the total compensation awarded to, earned by, or paid to each person who served as a director during 2007, other than a director who also served as an executive officer.

Name	Stock Awards(1)		Option Awards(1)		All Other Compensation		Total
Ronald D. Bernal	—		$96,000	(3)			$96,000
Aneel Bhusri	—		96,000	(4)			96,000
Ronald E. F. Codd	—		65,000	(5)			65,000
Reed E. Hundt	—		192,100	(6)			192,100
Kai Li	$320,000	(2)	1,500	(7)	$86,000	(10)	407,700
Jeffrey A. Miller	—		65,000	(8)			65,000
Scott D. Sandell	—		96,000	(9)			96,000

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R), excluding forfeiture estimates. See Note 1 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of our assumptions in determining the SFAS 123(R) values of our option awards.

(2)	In June 2007, our Board of Directors approved a restricted stock award to Dr. Li in the amount of 167,997 shares, which was issued following the completion of our initial public offering. The restricted stock award was issued in consideration for future services and was contingent upon the pricing of our initial public offering. 25% of the shares will vest on June 26, 2008 if Dr. Li has been continuously serving as a director through that date or such later date that is a permissible trading day. An additional 1/16th of the shares will vest upon the later of the completion of each additional three months of continuous service thereafter or such later date that is a permissible trading day. A permissible trading day is a day on which Nasdaq is open for trading, Dr. Li can sell shares of our stock without incurring liability under Rule 10b-5 or Section 16(b) of the Securities Exchange Act and on which a sale of our stock by Dr. Li would not violate our insider trading policies or any written contract between Dr. Li and the company or another party. In addition, all of the shares subject to the award would vest in the event of a change in control of Data Domain.

(3)	In March 2007, our Board of Directors approved an option grant in the amount of 100,000 shares of our common stock at an exercise price of $8.90 per share to Mr. Bernal. 25% of the shares subject to the option will vest on June 26, 2008 if Mr. Bernal has provided continuous service as a director through that date. An additional 1/48th of the shares subject to each option will vest upon completion of each additional month of continuous service thereafter. All of the shares subject to each option will vest in the event of a change in control of Data Domain. The aggregate grant date fair value of this option, computed in accordance with SFAS 123(R), was $502,460.

(4)	In March 2007, our Board of Directors approved an option grant in the amount of 100,000 shares of our common stock at an exercise price of $8.90 per share to Mr. Bhusri. 25% of the shares subject to the option will vest on June 26, 2008 if Mr. Bhusri has provided continuous service as a director through that date. An additional 1/48th of the shares subject to each option will vest upon completion of each additional month of continuous service thereafter. All of the shares subject to each option will vest in the event of a change in control of Data Domain. The aggregate grant date fair value of this option, computed in accordance with SFAS 123(R), was $502,460.

(5)	Mr. Codd was granted an option to purchase 200,000 shares of our common stock in November 2006. 25% of the option shares vested when Mr. Codd completed 12 months of continuous service on October 4, 2007. An additional 1/48th of the option shares will vest upon Mr. Codd’s completion of each additional month of continuous service thereafter. All of the option shares will vest in the event of a change in control of Data Domain. The aggregate grant date fair value of this option, computed in accordance with SFAS 123(R), was $258,901. Mr. Codd exercised 100,000 shares subject to the option. 100,000 shares remained outstanding as of December 31, 2007.

(6)	In connection with his election to our Board of Directors in March 2007, we granted Mr. Hundt an option to purchase 200,000 shares of our common stock at an exercise price of $8.90 per share. 25% of the option shares will vest when Mr. Hundt completes 12 months of continuous service after March 26, 2007. An additional 1/48th of the option shares will vest upon Mr. Hundt’s completion of each additional month of continuous service thereafter. All of the option shares will vest in the event of a change in control of Data Domain. The aggregate grant date fair value of this option, computed in accordance with SFAS 123(R), was $1,004,920. Mr. Hundt has exercised 20,000 shares subject to the option. In addition, Mr. Hundt purchased 30,000 fully vested shares of our common stock for an aggregate purchase price of $267,000.

(7)	Dr. Li was granted an option to purchase 335,994 shares of our common stock in February 2002 and he was granted an option to purchase 200,000 shares of our common stock in January 2005. The aggregate grant date fair value of these options, computed in accordance with SFAS 123, was $3,853 and $6,008, respectively. The January 2005 option vests in equal monthly installments over 48 months of service. As of December 31, 2007, the January 2005 option remained outstanding. The February 2002 option expired in February 2007 unexercised.

(8)	Mr. Miller was granted an option to purchase 200,000 shares of our common stock in November 2006. 25% of the option shares vested when Mr. Miller completed 12 months of continuous service on October 4, 2007. An additional 1/48th of the option shares will vest upon Mr. Miller’s completion of each additional month of continuous service thereafter. All of the option shares will vest in the event of a change in control of Data Domain. The aggregate grant date fair value of this option, computed in accordance with SFAS 123(R), was $258,901. Mr. Miller exercised the option for all 200,000 shares. He has no outstanding options as of December 31, 2007.

(9)	In March 2007, our Board of Directors approved an option grant in the amount of 100,000 shares of our common stock at an exercise price of $8.90 per share to Mr. Sandell. 25% of the shares subject to the option will vest on June 26, 2008 if Mr. Sandell has provided continuous service as a director through that date. An additional 1/48th of the shares subject to each option will vest upon completion of each additional month of continuous service thereafter. All of the shares subject to each option will vest in the event of a change in control of Data Domain. The aggregate grant date fair value of this option, computed in accordance with SFAS 123(R), was $502,460.

(10)	Includes $77,000 in consulting fees earned and $9,366 in commuting expenses incurred by Dr. Li and reimbursed by us.

In September 2003, we entered into an amended and restated consulting agreement with Dr. Li, one of our co-founders and a current member of our Board of Directors. Pursuant to this agreement, Dr. Li agreed to serve as our Chief Scientist on a part-time consulting basis. As remuneration for these services, we have agreed to pay Dr. Li a consulting fee of $7,500 per month and a monthly housing allowance of $2,000 per month for any month in which Dr. Li provides services at our headquarters.

Our directors currently do not receive any cash compensation for their service on our Board of Directors or committees of our Board of Directors. We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Following the Annual Meeting, our non-employee directors will receive cash compensation for services provided as a director. Each member of our Board of Directors who is not an employee will receive a $10,000 annual retainer. The chairman of our Board of Directors will receive an additional $10,000 annual retainer. The chairman of the Compensation Committee will receive an additional $10,000 annual retainer. The chairman of the Audit Committee will receive an additional $20,000 annual retainer. Following the Annual Meeting, each of our non-employee directors will also receive periodic automatic stock option grants under a program implemented under our 2007 Equity Incentive Plan. Only non-employee directors or affiliates of such directors will be eligible to receive automatic option grants under the 2007 Equity Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2007 to the present, there have been no (and there are no currently proposed) transactions in which Data Domain was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Related Party Transactions Policy and Procedures

Any related party transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee and the Nominating and Corporate Governance Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or by the disinterested members of the Board of Directors. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, our Board of Directors determines, on an annual basis, which members of our Board of Directors meet the definition of independent director as defined in the rules of The NASDAQ Stock Market and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during 2007, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Ernst & Young LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Ernst & Young LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Ronald E.F. Codd (Chair)

Ronald D. Bernal

Jeffrey A. Miller

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2007.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2009 must be received by our Corporate Secretary at our principal executive offices no later than December 31, 2008. Stockholders wishing to bring a proposal before the annual meeting to be held in 2009 (but not include it in our proxy materials) must provide written notice of such proposal to our Corporate Secretary at our principal executive offices between February 16, 2009 and March 17, 2009.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

We invite our Board members to attend our annual stockholder meetings, but do not require attendance.

SECURITYHOLDER COMMUNICATIONS

Any securityholder wishing to communicate with our Board may write to the Board at Board of Directors, c/o Data Domain, 2421 Mission College Blvd., Santa Clara, CA 95054. One of our employees will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

CODE OF CONDUCT AND ETHICS

Our Board of Directors has adopted a code of business conduct that applies to all of our employees, officers and directors. The full text of our code of business conduct is posted on our website at www.datadomain.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of such provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DATA DOMAIN, INC.

Data Domain, Inc.

Proxy for 2008 Annual Meeting of Stockholders

June 4, 2008

The undersigned stockholder(s) of Data Domain, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2008 Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2008, and hereby appoints Frank Slootman and Michael P. Scarpelli, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2008 Annual Meeting of Stockholders to be held at our corporate headquarters at 2421 Mission College Blvd., Santa Clara, CA 95054 on Wednesday, June 4, 2008 at 12:00 p.m., local time, and at any adjournment thereof, and to vote all shares of our common stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTOR NOMINEES, FOR THE RATIFICATION OF ERNST & YOUNG LLP, FOR THE REAPPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(M) LIMITS OF OUR 2007 EQUITY INCENTIVE PLAN AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

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YOUR VOTE IS IMPORTANT!

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Please mark your votes as indicated in this example	☒

	FOR all nominees listed below (except as indicated).	WITHHOLD authority to vote for all nominees listed below.
1. Election of two Class I directors to serve three-year terms:	☐	☐

01 Kai Li, Ph.D.	02 Scott D. Sandell

If you wish to withhold authority for any individual nominee, write the number(s) of the nominee(s) in the box below:

2. To reapprove the Internal Revenue Code Section 162(m) limits of our 2007 Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Signature(s)	Dated	, 2008

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